Exhibit 10.1

Strictly Private and Confidential

To: Wayne Good

Accurate Locators

Attn: Wayne Good, Chief Executive Officer

Re: Letter of Intent

Dear Wayne:

The purpose of this binding Letter of Intent (“LOI”) is to set forth the terms and conditions pursuant to which (i) Gold Hill Resources, Inc., a Nevada corporation (“Gold Hill Resources”), will acquire from Wayne Good and other existing stockholders, 100% of the outstanding capital stock of Accurate Locators, Inc. an Oregon corporation located in Gold Hill, Oregon and Imaging Locators, Inc. a Nevada corporation located in Pahrump, Nevada (collectively, the “Good Entities”), and various intellectual property and Micro Gold claim by Murphy Creek, Oregon owned by Wayne Good and the Good Entities (collectively “Good Holdings”) (the “Acquisition”), and (ii) immediately following the closing of the Acquisition, Gold Hill Resources will assume full responsibility for the current principal loan amount on RV and current credit facilities of AL estimated at $292,000 with US Bank, Premier Bank and any other existing liabilities furnished by Accurate Locators (“Assumed Liabilities”).

The Acquisition will be consummated pursuant to the terms of a formal agreement (the “Acquisition Agreement”) to be prepared and executed by the parties as soon as reasonably possible following the completion of the Diligence Period (as defined in Section 8), provided, however, that the Acquisition is subject to the review of tax counsel to each party and accordingly, the Acquisition structure is subject to change, as necessary and agreed between the parties, to achieve the most tax efficient structure for all parties at Closing (as defined below). Subject to the foregoing, the basic terms and conditions to be incorporated in the Acquisition Agreement are as follows:

1       Issuance of Shares. At the closing of the Acquisition Agreement (the “Closing”), Gold Hill Resources will issue 29,732,000 (need to finalize number) restricted shares of its common stock (the “Good Shares”) to the existing stockholders of Good Holdings prior to the Closing (collectively, the “Existing Stockholders”). The Good Shares issued to the Existing Stockholders will represent approximately 95% of the issued and outstanding shares of common stock of Gold Hill Resources on a fully diluted basis immediately following the Acquisition excluding any amounts of capital raised by Gold Hill Resources prior to Closing. In exchange for the Good Shares issued to the Existing Stockholders, the Existing Stockholders will transfer and/or contribute to Gold Hill Resources 100% of the outstanding capital stock of Good Holdings (the “Good Holdings Stock”). The parties hereto intend that, immediately following the Acquisition, Good Holdings will constitute wholly-owned subsidiaries of Gold Hill Resources.

2       Outstanding Securities. There are currently approximately 1,500,000 shares of Gold Hill Resources common stock outstanding (“Gold Hill Resources Common Stock”), no shares of Gold Hill Resources preferred stock outstanding, and no outstanding options or warrants to purchase Gold Hill Resources Common Stock. The Existing Stockholders will own 100% of the outstanding capital stock of Good Holdings immediately prior to Closing, and Good Holdings will have no outstanding options, warrants or convertible securities, except as set forth in the Acquisition Agreement.

3       Election of Directors. To the extent required by SEC regulations, Gold Hill Resources will file the information statement under Rule 14(f)(1) of the Exchange Act ("14f-1 Information Statement") disclosing the change of control of Gold Hill Resources contemplated under the Acquisition Agreement. Following the Closing, one person designated by Wayne Good will be appointed to the Board of Directors.

4       Gold Hill Resources Representations and Warranties. Gold Hill Resources will represent and warrant to Good Holdings that, as of the Closing:

i	Gold Hill Resources will be a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Securities Exchange Act of 1934 ("Exchange Act") and quoted on the OTC Bulletin Board (“OTCBB”);

ii	Gold Hill Resources will have no material liabilities, contingent or otherwise, other than professional fees and other obligations as set forth in Section 13(a) and those disclosed in its public filings;

iii	Gold Hill Resources will be validly existing under the laws of the state of its incorporation, have the proper corporate authority to enter into the Acquisition Agreement and the transactions contemplated thereby, and have received all consents and approvals necessary to consummate the transactions contemplated by the Acquisition Agreement;

iv	The Acquisition Agreement and the transactions contemplated thereby will not violate the terms or provisions of any law, court order, or agreement by which Gold Hill Resources is governed or to which Gold Hill Resources is bound;

v	The financial statements and other information reported by Gold Hill Resources in its Exchange Act reports filed for the periods after December 31, 2012 will be true, accurate and complete in all material respects, will not contain any untrue statement of a material fact, or omit to state any material fact required, to make the reports or statements therein contained not misleading, and with respect to the financial statements, will have been prepared in accordance with GAAP, applied on a consistent basis, and will present fairly in all material respects the results of operation and financial position of Gold Hill Resources for the periods and the dates therein specified; and

vi	Gold Hill Resources is not a party to any advisory, finder's or broker's agreement with respect to the consummation of a reverse merger or reverse acquisition transaction involving itself.

5       Good Holdings Representations and Warranties. Good Holdings will represent and warrant to Gold Hill Resources that, as of the Closing:

i	Good Holdings will be validly existing under the laws of the state of its formation, have the proper authority to enter into the Acquisition Agreement and the transactions contemplated thereby, and have received all consents and approvals necessary to consummate the transactions contemplated by the Acquisition Agreement;

ii	The Acquisition Agreement and the transactions contemplated thereby will not violate the terms or provisions of any law, court order, or agreement to which Good Holdings is governed or bound;

iii	Good Holdings capital structure is as set forth in a schedule to the Acquisition Agreement, and other than the Good Holdings Stock, and except as set forth in the Acquisition Agreement, there are no outstanding securities, options, warrants or convertible securities of Good Holdings outstanding, there are no pre-emptive rights or any other rights to acquire any securities of Good Holdings, there are no registration rights, and there are no commitments or agreements to issue, transfer or grant any securities, options, warrants, convertible securities or registration rights of Good Holdings;

iv	By the time of execution of the Acquisition Agreement, the Good Holdings Stock and all other securities issued by Good Holdings will be duly and validly issued, including, without limitation, in accordance with applicable securities laws, fully paid and non-assessable;

v	Good Holdings has good, clear and marketable title to its assets, free and clear of all liens and encumbrances; and

vi	Good Holdings is not a party to any advisory, finder's or broker's agreement with respect to the consummation of a reverse merger or reverse acquisition transaction involving Gold Hill Resources.

6       Acquisition Agreement.

i	Gold Hill Resources will initially prepare, and the parties will negotiate and enter into, the Acquisition Agreement (together with such other collateral agreements contemplated by the Acquisition or this LOI) following the expiration of the Diligence Period and the parties will use their best efforts to cause the Acquisition Agreement to be approved and ratified by the necessary boards of directors or equivalent bodies of Good Holdings and Gold Hill Resources, as required by applicable law.

ii	The Acquisition Agreement will contain warranties, representations, covenants and conditions as are customary for transactions of this nature, including, without limitation, the representations and warranties by the parties set forth herein.

iii	The Acquisition Agreement will require Gold Hill Resources to use its commercially reasonable efforts to remain a Section 12(g) reporting company, and to remain current in its reporting under the Exchange Act for the two year period following Closing. The Acquisition Agreement will also require that Gold Hill Resources be quoted on the OTCBB as of the Closing.

iv	The Acquisition Agreement will provide that Gold Hill Resources take the following corporate actions (“Actions”) prior to Closing or promptly following the Closing: As a condition of Closing, the board of directors will appoint a new board member designated by Wayne Good.

v	A Form S-1 will be filed on a best efforts basis within 30 days after the Super 8-K filing effective date registering a prorated number of the shares from this transaction of Gold Hill Resources Common Stock, and other shares of Gold Hill Resources Common Stock held by existing Gold Hill Resources stockholders holding registration rights.

7       Conditions Precedent to Obligations.

The obligations of Good Holdings and Gold Hill Resources to complete the Acquisition are subject to satisfaction of the following conditions precedent (unless waived by Good Holdings and/or Gold Hill Resources, as applicable):

i	Good Holdings has delivered the balance sheets as of the end of the last two fiscal years and the related statements of operations, stockholders' equity and cash flows for the last two fiscal years ended October 31, 2012 audited by Anton & Chia LLP ("Accountant"), and the unaudited, reviewed interim financial statements for the most recent fiscal quarter ended, with all such statements having been prepared in accordance with U.S. generally accepted accounting principles, SEC rules and regulations, and the U.S. Public Company Accounting Oversight Board ("PCAOB") auditing standards, consistently applied (collectively, the “Financial Statements”);

ii	Receipt by Gold Hill Resources of a written undertaking provided by the Accountant acknowledging that Good Holdings is consummating a reverse acquisition or reverse merger transaction with Gold Hill Resources, that such transactions will not disqualify or otherwise prevent Accountant from continuing its engagement as the auditors of Good Holdings following the Acquisition or prohibit or impede Accountant from preparing in a timely manner or opining on the required financial statements following the Acquisition, and that Accountant is duly registered with the PCAOB;

iii	Good Holdings has complied with, and received all applicable approvals and permits required by, the applicable laws, regulations and rules in the U.S. and any state and local subdivision or regulatory authority thereof in connection with and as may be necessary to complete the transactions contemplated hereunder ("Approvals");

iv	No material adverse affect (as defined in the Acquisition Agreement) has occurred on or prior to Closing with respect to Good Holdings;

v	Each Existing Stockholder shall be an accredited investor, and shall have provided to Gold Hill Resources such written information as Gold Hill Resources shall require to reasonably rely on available federal and state securities laws exemptions in connection with the issuance of the Good Shares;

vi	The warranties and representations of Good Holdings and the Existing Stockholders in the Acquisition Agreement are true and correct as of the Closing; and

vii	Gold Hill Resources and its counsel will have prepared, with the assistance of (and principal drafting required by) Good Holdings, the Form 8-K announcing the Closing (“Closing 8-K”) which will include the Financial Statements, the “Form 10 information” (as defined in the SEC rules and regulations) for Good Holdings, any other information required to be disclosed in a Form 8-K for a reverse acquisition or reverse merger transaction involving a “shell company” (as defined in the SEC rules and regulations), and the pro forma financial statements for Good Holdings and Gold Hill Resources on a consolidated basis giving effect to the Acquisition, which will be in a form acceptable to Gold Hill Resources and in a format acceptable for EDGAR filing, provided, however, that Gold Hill Resources has delivered to Good Holdings any and all information with respect to Gold Hill Resources reasonably requested by or necessary for Good Holdings to comply herewith.

The obligations of Good Holdings and the Existing Stockholders to complete the Acquisition are subject to satisfaction of the following conditions precedent (unless waived by Good Holdings):

i	No material adverse affect (as defined in the Acquisition Agreement) has occurred on or prior to Closing with respect to Gold Hill Resources;

ii	Gold Hill Resources has not received any material claim or other notice of material loss, damages or liability from any third party, including any shareholder thereof;

iii	Gold Hill Resources has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

iv	The warranties and representations of Gold Hill Resources in the Acquisition Agreement are true and correct as of the Closing; and

8       Due Diligence. Each party will conduct a business, accounting, financial, environmental and legal due diligence investigation of the business and operations of the other party to its satisfaction during the 21-day period following the acceptance of this LOI (the “Diligence Period”). The Investors shall conduct their initial round of diligence during the Diligence Period.

9       Conduct of Business. Pending execution of the Acquisition Agreement, the parties will ensure that the operations of Good Holdings and Gold Hill Resources will be conducted and the accounts relating thereto will be maintained in the same manner as heretofore conducted and maintained, and that the business is continuously operated in the ordinary course of business.

10    Closing. The parties will use their commercially reasonable efforts to close the Acquisition and Capital Raise contemplated herein as soon as reasonably possible following the execution and delivery of the Acquisition Agreement and the satisfaction of each of the conditions to Closing contained in the Acquisition Agreement.

11    Binding Agreement. The provisions of this LOI are binding and the terms and conditions set forth in this LOI are intended to and do constitute a binding or legally enforceable agreement.

12    Binding Provisions. Upon execution of this LOI by Good Holdings and Gold Hill Resources, the following provisions will constitute binding agreements and obligations of the parties:

13    Exclusive Dealing. From the date of full execution of this LOI until the earlier of the termination hereof in accordance with Section 13(e) below or the execution of the Acquisition Agreement, neither Good Holdings or the Existing Stockholders, nor any of their officers, employees, directors, shareholders, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to a reverse acquisition or reverse merger transaction involving Good Holdings. Gold Hill Resources may pursue any and all remedies in law or in equity in the event of a breach of this Section 13(a) by any relevant party, including an action for specific performance without the posting of any bond. In the event Good Holdings does not complete the reverse merger Good Holdings will pay Gold Hill Resources the sum of $50,000.

a       Confidentiality; Access to Information. Each party agrees to keep confidential any information obtained by it from the other party in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, upon request thereof, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transactions. Further, except as and to the extent required by law (including, without limitation, the applicable rules and regulations promulgated by the Securities and Exchange Commission), without the prior written consent of the other party, Good Holdings, the Existing Stockholders and Gold Hill Resources will not make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this LOI. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding the foregoing, the parties hereto agree that Gold Hill Resources may prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this LOI, which Report will be subject to the prior approval of the other party, which approval will not to be unreasonably withheld.

b       Professional Fees. Except as otherwise provided in Section 13(e) hereof, the expenses and costs of the transactions contemplated hereunder, including but not limited to, the fees of attorneys, financial advisors, placement agents, brokerage or finder’s fees and other fees and expenses, will be borne by the party that incurs the expense.

d       Governing Law, Dispute Resolution, and Jurisdiction. This LOI will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims (“Disputes”) arising out of or relating to this LOI will in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the dispute within twenty (20) business days following notice of the dispute to the other party, then the dispute will be resolved in a binding arbitration proceeding to be held in Los Angeles, California, in accordance with the international rules of the American Arbitration Association. The parties agree that a panel of one arbitrator will be required, who will be fluent in English. The arbitrator may award attorneys’ fees and other arbitration related expense, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in his or her sole discretion.

e       Termination. Following acceptance of this LOI, this LOI may only be terminated upon the mutual written agreement of Good Holdings and Gold Hill Resources.

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If you agree to the foregoing, please return a signed copy of this LOI to the undersigned no later than 5:00 PM pacific time on April 15, 2013, after which time this LOI will expire if not so accepted.

Very truly yours,

Gold Hill Resources, Inc.

By: __/s/ Eric Stoppenhagen_____________

Eric Stoppenhagen, Chief Financial Officer

Accepted and Agreed to: Accepted and Agreed to:

Wayne Good Accurate Locators, Inc.

By: __/s/ Wayne Good_____________ By: __/s/ Wayne Good ______________

Name (print): Wayne Good Name (print): Wayne Good

Title: ____/ Wayne Good __________ Title: ____/ Wayne Good _______________________

Date: _____4/15/2013_____________ Date: ______4/15/2013___________